EXHIBIT 2.1


                                                                  EXECUTION COPY



                              AMENDMENT NUMBER 1 TO
             PURCHASE AGREEMENT, CONTRACT SALES FORCE AGREEMENT AND
                           CONFIDENTIALITY AGREEMENT


         THIS AMENDMENT, (the "AMENDMENT") effective as of November 30, 2006 (the "EFFECTIVE DATE OF THIS AMENDMENT"), is made by and between LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation, and all of its successors and assigns (the "SELLER"), KING PHARMACEUTICALS, INC., a Tennessee corporation ("KING") and KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC., a Delaware corporation and wholly owned subsidiary of King ("KING R & D; King R & D together with King, the "PURCHASER"). Each of Seller and Purchaser is referred to herein, individually, as a "PARTY" and, collectively, as the "Parties."

         WHEREAS, the Seller and Purchaser entered into that certain Purchase Agreement, dated as of September 6, 2006 (the "PURCHASE AGREEMENT");

         WHEREAS, the Seller and King entered into that certain Contract Sales Force Agreement, dated as of September 6, 2006 (the "SALES FORCE AGREEMENT");

         WHEREAS, the Seller and King entered into that certain Confidentiality Agreement dated as of August 15, 2006 (the "CONFIDENTIALITY AGREEMENT") (together with the Purchase Agreement, and the Sales Force Agreement, the "AGREEMENTS");

         WHEREAS, the Seller and Purchaser desire to amend the Purchase Agreement, as described in this Amendment; and

         WHEREAS, the Seller and King desire to amend each of the Sales Force Agreement and the Confidentiality Agreement, as described in this Amendment.

         NOW, THEREFORE, the Parties hereby agree as follows:

         1. The terms in this Amendment with initial letters capitalized shall have the meanings set forth in this Amendment and, if not defined in this Amendment, shall have the meaning set forth in the applicable Agreement.

         2. SECTION 9.1(A) of the Purchase Agreement is hereby amended to insert the following prior to the final sentence:

                  "Effective as of November 30, 2006, Purchaser may make offers of employment to any of the Seller's Regional Business Managers (the "RBMS") and such other of the Seller employees as Purchaser shall require and as the Seller shall from time to time agree (the "OTHER EMPLOYEES"), which offers shall be contingent upon the Closing. The RBMs and Other Employees shall not be counted for purposes of calculating severance reimbursement to the Seller under SECTION 9.1(C) hereof. The Seller shall permit all employees receiving offers under this Agreement to attend Purchaser's sales/training meetings as Purchaser may specify and as the Seller may from time to time agree, at Purchaser's expense."

         3. The final sentence of SECTION 9.1(A) shall be amended to read as follows:

                  "The Product Employees, RBMs and Other Employees who become employed by Purchaser are herein referred to as the "HIRED EMPLOYEES"."

         4. SECTION 9.1(B) of the Purchase Agreement is hereby amended to insert the following after the final sentence:

                  "Seller shall be responsible for a pro-rata portion of any sales incentive bonus earned by its employees per its bonus plans up to the date of termination from Seller's employ. Purchaser shall thereafter be responsible to compensate all Product Employees who become employed by Purchaser in accordance with Purchaser's compensation policies."

         5. The first sentence of SECTION 9.1(C) of the Purchase Agreement shall be amended to read as follows:

                  "All Product Employees on SCHEDULE 9.1(A)(1) or RBMs who do not receive an employment offer from Purchaser as of December 6, 2006, may, at Seller's sole option, remain employees of Seller or be terminated from Seller's employment at any time after December 14, 2006."

         6. SCHEDULE 9.1(A)(2) of the Purchase Agreement shall be amended to read as follows:

                  "In exchange for a release of claims in accordance with paragraph 9.2(c), each Product Employee not offered employment by Purchaser, will be offered severance as follows: Each severed Product Employee shall receive two (2) months regular salary plus one (1) week salary for each year of service. For clarity, a year of service shall be deemed to accrue on the one hundred eighty third (183rd) day after the relevant start date anniversary."

         7. SECTION 11.1(A)(II) of the Purchase Agreement shall be amended to replace "December 31, 2006" with "February 28, 2007" as the "Outside Date" of the Purchase Agreement.

         8. SECTION 12.3 of the Sales Force Agreement shall be amended to replace "thirty (30) days" with "sixty (60) days".

         9. PARAGRAPH 1 of the Confidentiality Agreement shall be amended to add the following final sentence:

                  "Upon Closing (as such term is defined in that certain Purchase Agreement by and among Ligand Pharmaceuticals Incorporated, King Pharmaceuticals, Inc. and King Pharmaceuticals Research and Development, Inc. and dated as of September 6, 2006 (the "PURCHASE AGREEMENT"), Proprietary Information of King received by Ligand as the Receiving Party hereunder shall also be deemed to include all Product Records (again, as such term is defined in the Purchase Agreement), and the exception to the confidentiality obligations set forth below in Paragraph 2(b) shall not apply to such Product Records."

         10. This Amendment shall not amend or modify the covenants, terms, conditions, rights and obligations of the Parties under the Agreements, except as specifically set forth herein. The Agreements shall continue in full force and effect in accordance with their terms as amended by this Amendment.


                                                  * * *


                            [signature page follows]

         IN WITNESS WHEREOF, the Parties have executed this Amendment in multiple counterparts.


LIGAND PHARMACEUTICALS                       KING PHARMACEUTICALS, INC.
INCORPORATED

By:  /s/ Warner R. Broaddus                  By: /s/ James W. Elrod
    --------------------------------             -------------------------------

Title: Vice President, General Counsel       Title: General Counsel
       & Secretary                                  & Secretary
       -------------------------------         ---------------------------------


KING PHARMACEUTICALS RESEARCH
AND DEVELOPMENT, INC.

By:  /s/ James W. Elrod
    ------------------------

Title: Secretary
       ---------------------